Exhibit 99.1

TeraWulf End of Week Launch Summary Q&A – Paul Prager

Dear Employees,

As we end our first week as a publicly traded company, I wanted to provide my thoughts on what comes next for TeraWulf as we strive to achieve our mission to become the most environmentally friendly bitcoin miner on the public markets. Throughout the week I had collaborative discussions with many of our stakeholders and wanted to outline a few themes discussed and questions that I have been receiving.

1.	How do you reflect on TeraWulf’s recent launch as a public company?

TeraWulf accomplished a lot in the past week. We raised approximately $200 million in debt and equity financing from a group of leading institutional and individual investors, closed on our business combination with IKONICS, and began trading as a public company on the Nasdaq exchange. Congratulations are in order to the entire TeraWulf team for everyone’s hard work and dedication toward reaching this milestone. Our team has outstanding experience in the energy sector, and I am incredibly proud of how far we have come to launch TeraWulf as a public company. This is an exciting time for bitcoin as it gains prevalence each and every day, and we represent a new paradigm for cryptocurrency mining. I am more confident than ever that we have the in-house technology, infrastructure, and operational expertise to deliver unparalleled value for shareholders.

2.	What comes next for TeraWulf?

We are excited to begin our journey as a publicly traded company. We have already taken steps to raise and deploy capital in order to build a more scalable and efficient mining operation than any other bitcoin mining company that is currently publicly traded.

We are well on our way to executing on our mission of generating environmentally sustainable bitcoin at industrial scale in the United States while targeting 100% zero-carbon energy. Our Lake Mariner facility in New York is expected to begin mining operations in the first quarter of 2022 and we are ramping up to achieve ~6 exahash per second, or 200 megawatts, of mining capacity in the second half of 2022. Looking further ahead, we remain on course to deploy 800 MW mining capacity by 2025, enabling over 23 exahash per second of expected hashrate.

3.	How does TeraWulf’s stock performance this week measure up to your expectations?

TeraWulf’s business combination with IKONICS Corporation was an extremely unique transaction and TeraWulf’s recent stock performance is not indicative of what I believe we can achieve in the future as a company and on behalf of our shareholders. Over the last few days, our company’s shareholders transitioned from former IKONICS to current TeraWulf, and the market absorbed the impact of certain deal mechanics associated with the business combination, including a $5 per share cash dividend that was paid to legacy IKONICS shareholders.

The Board, leadership team and I have invested in TeraWulf and are committed long-term holders. We look forward to creating substantial value for our shareholders through a new paradigm in the world of cryptocurrency mining.

4.	What makes TeraWulf different from other Bitcoin miners?

At its core, Bitcoin mining is energy infrastructure and I believe our team has a unique ability to execute on TeraWulf’s business plan due to our collective operational expertise in energy infrastructure. We understand how to source electricity, how to mitigate the risks of the procurement of electricity and we know how to put infrastructure in the ground to quickly establish and scale an operation reliably and quickly.

In addition, our goal is to be the most environmentally sustainable bitcoin mining company focused on ESG through purpose-driven business practices, determined clean energy goals, and support for our communities. Our core focus on ESG sets us apart from our competitors and ties directly to our business success.

Coupling our unique energy expertise with our leading ESG focus will enable us to accelerate the transition to a more resilient, stable and sustainable energy future while generating attractive investor returns and tangible benefits, including job creation, for our communities.

5.	How does the price of bitcoin affect TeraWulf’s profitability?

We are long term holders of bitcoin and are not overly concerned about the day-to-day fluctuations of the currency price. Our expected mining economics are extremely attractive, with an average cost of ~$5,500 per bitcoin today. Over the long term, as bitcoin becomes increasingly institutionalized, we expect its price to remain at levels that ensure TeraWulf remains profitable.

At the end of an exciting week, I want to share the following picture of your leadership team at the Nasdaq MarketSite in Times Square, NY.

This is the next step in our company’s incredible journey, and we believe we have the best team in the business to execute on our vision.

Please keep up the excellent work and thank you for all that you do. Wishing you and your families a happy and healthy holiday season.

Sincerely,

Paul